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                                                                    Exhibit 99.1

                               [LOGO OF IMMUNEX]

FOR IMMEDIATE RELEASE                           CONTACT:  Tim Warner (media)
                                                          (206) 470-4193

                                                          Mark Leahy (investors)
                                                          (206) 389-4363

                       Immunex Files Shelf Registration

SEATTLE -- Immunex Corporation (Nasdaq: IMNX) announced today that it has filed a Form S-3 shelf registration statement with the Securities and Exchange Commission for the sale of up to 70 million shares of Immunex common stock.

     Once registered, these shares will be available for sale when Immunex and American Home Products Corporation (NYSE:AHP) believe that market conditions are favorable.

     Immunex and AHP are currently seeking to sell shares as early as this Fall in an underwritten offering for which Morgan Stanley Dean Witter will serve as book-running joint lead manager and Merrill Lynch & Co. will serve as joint lead manager. Subject to market conditions, an offering would be expected to consist of up to 20 million shares to be sold by Immunex and up to 50 million shares to be sold by AHP from its current holdings of 283.9 million shares of Immunex common stock. The terms of any sale of shares would be determined at the time of the offering based on the market price at that time and will be stated in a prospectus supplement and announced at the time shares are issued. AHP has agreed with Immunex that AHP will not sell additional shares from the date of its sale of Immunex stock in a public offering until the later of September 30, 2001 or nine months from the date of such sale.

     Immunex intends to use the net proceeds from the sale of its common stock to expand manufacturing facilities, to design and construct a new research and technology center, to fund research and development and commercialization activities for new products, for additional working capital and for other general corporate purposes, as well as the possible acquisition of complementary businesses and technologies.

     A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful, prior to registration of qualification under the securities laws of any such state.
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     Immunex Corporation is a biopharmaceutical company dedicated to improving lives through immune system science innovations.

     American Home Products Corporation owns a majority interest in Immunex.
AHP is one of the world's largest research-based pharmaceutical and health care products companies. It is a leader in the discovery, development, manufacturing and marketing of prescription drugs, including biotechnological and vaccine products, animal health care products and over-the-counter medications.

NOTE: This news release contains forward-looking statements that involve risks and uncertainties, including risks associated with clinical development, regulatory approvals, our reliance on third-party manufacturers, product commercialization and other risks described from time to time in the SEC reports filed by Immunex, including the most recently filed Form 10-Q and Form 10-K.

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